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FOR IMMEDIATE RELEASE                                               EXHIBIT 99.1


Date:  November 20, 2003

For more information contact:
Michael A. Carty at (812) 238-6000



First Financial Corporation declares semi-annual dividend


TERRE HAUTE, INDIANA - Reflecting continued strong financial performance, the directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 36 cents per share payable January 2, 2004, to shareholders of record at the close of business December 5, 2003. This semi-annual dividend represents a 16.1% increase over the same period last year and brings the total declared for 2003 to 70 cents per share, a 12.9% increase from 2002. The dividend is reflective of a two-for-one stock split on First Financial Corporation's common stock on September 30.

According to Donald E. Smith, chairman of First Financial, "Our financial results reflect the success of our strategy to deliver products and services that are customer-focused and community-based. We are headquartered in the area we serve, which gives our company a distinct advantage in the financial services industry. This is underscored by our performance.

The fundamental strength of our company as a leader in community banking keeps us steadfast in our goal to remain 'always close to home' as we have for 169 years. Not only is this commitment beneficial to the communities we serve, but it's an effective business model for us."

First Financial Corporation is the holding company for eight affiliate banks in west-central Indiana and east-central Illinois.